Exhibit 10.1

INSULET CORPORATION

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

1.                Purpose.  Insulet Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that the Insulet Corporation Amended and Restated Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s officers with the title of Vice President or higher (each, a “Covered Executive” and collectively, the “Covered Executives”) to their assigned duties without distraction.  Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company, the Covered Executive shall not have any right to be retained in the employ of the Company.

2.                Definitions.  The following terms shall be defined as set forth below:

(a)            “Base Salary” shall mean the annual base salary in effect immediately prior to the Terminating Event.

(b)            “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i)            conduct by the Covered Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or

(ii)           the commission by the Covered Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or

(iii)         willful and deliberate material non-performance by the Covered Executive of his duties hereunder (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or

(iv)        a breach by the Covered Executive of any of the provisions contained in Section 5 of this Plan; or

(v)         a material violation by the Covered Executive of the Company’s employment policies which has continued following written notice of such violation from the Company; or

                                (vi)     willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on the Covered Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Covered Executive without reasonable belief that the Covered Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(c)            “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events, so long as such event constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company for purposes of Section 409A of the Code:

(i)            any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)          persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)      the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(d)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)            “Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)            a material diminution in the Covered Executive’s responsibilities, authority or duties; or

(ii)          a material reduction in the Covered Executive’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(iii)         the relocation of the Company offices at which the Covered Executive is principally employed to a location more than 50 miles from such offices.

(f)            “Good Reason Process” shall mean:

(i)            the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii)          the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition;

(iii)         the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv)        notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v)      the Covered Executive terminates his employment within 30 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)            “Pro-Rata Bonus” shall mean an amount equal to a pro rata portion of the cash incentive award for the year of termination based on the degree to which the applicable Company-based financial performance metrics for the year of termination were satisfied, and assuming target achievement of any performance metrics related to individual performance.

(h)            “Terminating Event” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or disability; or (ii) during the 24-month period following the occurrence of a Change in Control, the termination by the Covered Executive of his or her employment with the Company for Good Reason.  Notwithstanding the foregoing, a Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

3.                Termination Benefits.  In the event a Terminating Event occurs with respect to a Covered Executive, the Company shall pay or provide to the Covered Executive any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company within the time required by law but in no event more than 30 days after the Terminating Event.  In such event, the Covered Executive shall also remain eligible to receive a cash incentive award for the year prior to the Covered Executive’s termination to the extent any such bonus has not yet been determined and/or paid, in which case such bonus, if earned by the Covered Executive under the terms of the applicable cash incentive plan, shall be paid at the same time as payments are made to other participants in the applicable cash incentive plan, but in no event later than March 15 of the year of the Terminating Event.

(a)            Additional Benefits Upon Termination Other Than Within 24 Months Following Change in Control.  In the event that the Terminating Event occurs other than during the 24-month period following the occurrence of a Change in Control, then subject to and contingent upon the Covered Executive’s continued satisfaction of the obligations imposed on the Covered Executive pursuant to Section 5 and the execution of a general release of claims as provided by the Company (the “Release”) by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall:

(i)            pay the Covered Executive an amount equal to one times (two times if the Covered Executive is the Company’s Chief Executive Officer) the amount of the Base Salary of the Covered Executive;

(ii)          solely in the case of a Covered Executive who is a President, Senior Vice President or Executive Vice President of the Company, pay the Covered Executive an amount equal to one times the higher of the Covered Executive’s target cash incentive plan bonus for the year of the Covered Executive’s termination or actually achieved cash incentive plan bonus for the year prior to the Covered Executive’s termination;

(iii)        solely in the case of a Covered Executive who is a President, Senior Vice President or Executive Vice President of the Company, pay the Covered Executive the Pro-Rata Bonus;

(iv)        continue to provide health and dental insurance coverage to the Covered Executive, on the same terms and conditions as though the Covered Executive had remained an active employee, for 12 months (24 months if the Covered Executive is the Company’s Chief Executive Officer) following the Terminating Event; and

(v)      reimburse the Covered Executive for outplacement services not to exceed $15,000 ($25,000 if the Covered Executive is a President, Senior Vice President, Executive Vice President, or Chief Executive Officer of the Company), provided that such expenses are incurred by the Covered Executive within 12 months of the termination of employment and such reimbursement shall be made by the Company within 30 days of receipt of satisfactory evidence of such expenses (and in no event later than the end of the calendar year following the calendar year in which the expense was incurred).

The amounts set forth in Sections 3(a)(i) and (ii) shall be paid, subject to Section 9 and clause (b) below, in substantially equal installments in accordance with the Company’s payroll practice over 12 (24 months if the Covered Executive is the Company’s Chief Executive Officer) months; provided, however, that payments for the first 2 months of the period shall not be made until the first payroll date that occurs following the 60-day period beginning on the date of the Terminating Event.  The amount, if any, set forth in Section 3(a)(iii) shall be paid at the same time as bonuses are paid to executives of the Company generally, but in no event later than March 15 of the year following the completion of the performance period.

(b)            Additional Benefits Upon Termination Within 24 Months Following Change in Control.  In the event that the Terminating Event occurs during the 24-month period following the occurrence of a Change in Control, then subject to and contingent upon the Covered Executive’s continued satisfaction of the obligations imposed on the Covered Executive pursuant to Section 5 and the execution of the Release by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall:

(i)        pay and provide the Covered Executive each of the benefits and amounts provided for under Sections 3(a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(v) above, except that:

(A)        in lieu of the amounts provided for under Section 3(a)(i), a President, Senior Vice President or Executive Vice President of the Company shall be entitled to an amount equal to two times the amount of the Base Salary of the Covered Executive;

(B)         in lieu of the amount provided for under Section 3(a)(ii), a President, Senior Vice President or Executive Vice President of the Company shall be entitled to an amount equal to two times the higher of their target cash incentive plan bonus for the year of the Covered Executive’s termination or actually achieved cash incentive plan bonus for the year prior to the Covered Executive’s termination;

(C)         the amounts set forth in Sections 3(a)(ii) and (3)(a)(iii) shall be payable to a Covered Executive even if such person is not a President, Senior Vice President or Executive Vice President of the Company; and

(D)         the full amount of the payments provided for under Sections 3(a)(i) and (a)(ii), or Sections 3(b)(i)(A) and (b)(i)(B), as applicable, shall be made via a single lump sum payment paid on the first business day following the expiration of the 60-day period beginning on the date of the Terminating Event; and

(ii)      cause all outstanding stock options and other stock-based awards held by the Covered Executive to immediately accelerate and become fully exercisable or nonforfeitable as of the Covered Executive’s Terminating Event.

4.                Additional Limitation.

(a)            Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)            If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Covered Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Covered Executive shall be entitled to the full benefits payable under this Plan.

(ii)       If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Plan shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)            For the purposes of this Section 4, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Executive with respect to such excise tax.

(c)            The determination as to which of the alternative provisions of Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Terminating Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive.  For purposes of determining which of the alternative provisions of Section 4(a) shall apply, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Terminating Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5.                  Confidential Information, Noncompetition and Cooperation.

(a)            Confidentiality.  The Covered Executive understands and agrees that the Covered Executive’s employment creates a relationship of confidence and trust between the Covered Executive and the Company with respect to all Confidential Information (as defined below).  At all times, both during the Covered Executive’s employment with the Company and after his or her termination, the Covered Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Covered Executive’s duties to the Company.

(b)            Confidential Information.  As used in this Plan, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by the Covered Executive in the course of the Covered Executive’s employment by the Company, as well as other information to which the Covered Executive may have access in connection with the Covered Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Covered Executive’s duties under Section 5(a).

(c)            Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Covered Executive by the Company or are produced by the Covered Executive in connection with the Covered Executive’s employment will be and remain the sole property of the Company.  The Covered Executive will return to the Company all such materials and property as and when requested by the Company.  In any event, the Covered Executive will return all such materials and property immediately upon termination of the Covered Executive’s employment for any reason.  The Covered Executive will not retain with the Covered Executive any such material or property or any copies thereof after such termination.

(d)            Noncompetition and Nonsolicitation.  During the employment of the Covered Executive and for 12 months (24 months if the Covered Executive is the Company’s Chief Executive Officer) thereafter, the Covered Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Covered Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  The Covered Executive understands that the restrictions set forth in this Section 5(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Plan, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Covered Executive.  Notwithstanding the foregoing, the Covered Executive may own up to one percent of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)            Litigation and Regulatory Cooperation.  During and after the Covered Executive’s employment, the Covered Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Covered Executive was employed by the Company.  The Covered Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Covered Executive’s employment, the Covered Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Covered Executive was employed by the Company.  The Company shall reimburse the Covered Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Covered Executive’s performance of obligations pursuant to this Section 5(e).

(f)            Non-Disparagement.  During the employment of the Covered Executive and after the termination of employment of the Covered Executive, the Covered Executive agrees not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or employees or commenting unfavorably or falsely on the character, business judgment, services, products, business practices or business reputation of the Company or any of its stockholders, directors, officers or employees.

(g)            Injunction.  The Covered Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Covered Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 6 of this Plan, the Covered Executive agrees that if the Covered Executive breaches, or proposes to breach, any portion of this Plan, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6.                Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Plan or the breach thereof or otherwise arising out of the Covered Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Covered Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 6 shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

7.                 Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 6 of this Plan, the parties hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Covered Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8.                Withholding.  All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.                Section 409A.

(a)            Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.

(b)            The parties intend that this Plan will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(c)            The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)            The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.             Notice and Date of Termination.

(a)            Notice of Termination.  After the occurrence of a Termination Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 10.  For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination.

(b)            Date of Termination.  “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date specified in the Notice of Termination.

(c)            Notice to the Company.  Covered Executive will send all communications to the Company relating to this Plan, in writing, addressed as follows, subject to change when notified by the Company:

Insulet Corporation
Attention:  General Counsel
600 Technology Park Drive, Suite 200
Billerica, MA 01821

(d)            Notice to the Executive.  Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.

11.             No Mitigation.  The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.  Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

12.             Benefits and Burdens.  This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Covered Executive fails to make such designation).

13.             Enforceability.  If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

14.             Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.             Notices.  Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at their main office, attention of the Board of Directors.

16.             Effect on Other Plans.  Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

17.             Amendment or Termination of Plan.  The Company may amend or terminate this Plan at any time or from time to time.

18.             Governing Law.  This Plan shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

19.             Obligations of Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ADOPTED:  May 8, 2008
AMENDED:  November 14, 2008
AMENDED:   December 16, 2010
AMENDED:  February 1, 2015
AMENDED: March 25, 2016
AMENDED: December 14, 2016